Exhibit 99.1
CA, Inc. Names Arthur F. Weinbach as Non-Executive Chairman
Succeeds Bill McCracken Who Continues as CA’s Chief Executive Officer and
Member of its Board of Directors
ISLANDIA, NY, May 6, 2010—CA, Inc. (NASDAQ:CA), the world’s leading independent IT management software company, today announced that its Board of Directors has appointed Arthur F. Weinbach, 67, as its non-executive chairman of the Board. The appointment is effective immediately.
He succeeds Bill McCracken, 67, who became the Company’s chief executive officer in January 2010. He also succeeds Gary Fernandes, who served as CA’s Lead Independent Director during the three-month period that McCracken served as both executive chairman of the board and CEO.
“Art Weinbach is a proven leader with a track record of directing companies as chief executive and as the chairman of the Board,” said Fernandes. “Art’s appointment ensures that Bill McCracken and his senior management team will have the strong support and independent counsel needed to help further build CA into a market and thought leader in new and emerging technologies such as virtualization, software-as-a-service, cloud computing and security.”
Weinbach, who currently is executive chairman of Broadridge Financial Solutions, Inc., and was previously chairman and chief executive officer of Automatic Data Processing, Inc. (ADP), joined CA’s Board of Directors in 2008. He has served as a member of the Board’s Audit Committee and its Compensation and Human Resources Committee.
CA has split the chairman and CEO roles since 2004, other than during the brief transitional period when McCracken served as both chairman and CEO. McCracken served as CA’s non-executive chairman from 2007 to 2009 and became CA’s executive chairman when former CEO John Swainson announced his retirement in September 2009. McCracken will remain on the Board as its only inside director. The Board currently has nine members.
“I am delighted to be taking on this role with CA’s Board of Directors in such a pivotal period in the Company’s history. There are great opportunities ahead and I look forward to working with the Board and the CA management team to successfully execute our corporate strategy and clearly establish the Company as a market and thought leader,” said Weinbach.
“On the recommendation from CA’s Corporate Governance Committee, the CA Board unanimously agreed that it was in the best interest of the Company, CA shareholders, and its employees to continue to separate the roles of chairman and chief executive officer,” said Fernandes. “We believe that this is the appropriate board leadership structure for CA at the present time.”
Weinbach spent 28 years at ADP. He served as ADP’s president and CEO from 1996 to 1998, as chairman and CEO from 1998 to 2006, and as non-executive chairman from 2006 to November 2007. Prior to joining ADP, Weinbach was a partner in the accounting firm of Touche Ross & Co., which is now part of Deloitte Touche Tohmatsu.

Weinbach earned a Master of Science degree in accounting from University of Pennsylvania’s Wharton Graduate School and a Bachelor of Science degree in economics also from Wharton.
About CA
CA (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments — from mainframe and physical, to virtual and cloud. CA manages and secures IT environments and enables customers to deliver more flexible IT services. CA’s innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 rely on CA to manage their evolving IT ecosystems. For additional information, visit CA at www.ca.com. Follow CA on Twitter at www.twitter.com/cainc.
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